                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                PALL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                PALL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
  /  / Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

                                PALL CORPORATION

                            2200 NORTHERN BOULEVARD

                           EAST HILLS, NEW YORK 11548

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 17, 1994

                               ------------------

To the Holders of Common Stock:

     PLEASE TAKE NOTICE that the annual meeting of shareholders of Pall Corporation, a New York corporation (the "Company"), will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Thursday, November 17, 1994 at 2:30 P.M. for the following purposes:

          (1) to elect four directors for a three-year term, one director for a two-year term and one director for a one-year term; and

          (2) to transact such other business as may properly come before the meeting.

     The close of business on October 14, 1994 has been fixed as the record date; only shareholders of record at that time are entitled to notice of and to vote at the meeting.

                                                 Peter Schwartzman,
                                                              Secretary

October 17, 1994

                                PALL CORPORATION

                            2200 NORTHERN BOULEVARD

                           EAST HILLS, NEW YORK 11548

                                                                October 17, 1994

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Pall Corporation, a New York corporation (the "Company"), for use at the annual meeting of shareholders to be held on Thursday, November 17, 1994, at 2:30 P.M. at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530 and any adjournments thereof (the "meeting"). Shareholders are requested to date and execute the enclosed proxy and return it in the enclosed postage-paid return envelope, whether or not they plan to attend the meeting. Shareholders who attend the meeting may if they wish revoke their proxies and vote their shares in person.

     The approximate date on which this proxy statement and the enclosed proxy will be sent to shareholders is October 17, 1994. The cost of the solicitation of proxies in the accompanying form (estimated not to exceed $175,000) will be borne by the Company. The solicitation is to be made primarily by mail, but will be supplemented by telephone calls and personal solicitation by full-time regular employees of the Company, who will not be specially compensated therefor, and by the firm of Georgeson & Company Inc., which has been retained for this purpose by the Company and which is to be paid the sum of $7,500 as a fee for its services, plus disbursements, such fee and estimated disbursements being included in the total cost estimate given above.

                                     VOTING

     The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions thereon. In the event that the voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted for the election as directors of the nominees proposed herein. The Board of Directors is not aware of any other matters to be presented for action at the meeting, but in the event that other matters are properly brought before the meeting, shares represented by such proxies will be voted in accordance with the judgment of the persons named as proxies. Shareholders have the right to revoke their proxies at any time before a vote is taken, by notifying the Corporate Secretary of the Company in writing at the address given above. In addition, a shareholder may revoke a proxy (1) by executing a new proxy bearing a later date, provided the new proxy is received by Wachovia Bank of North Carolina, N.A. (which will have a representative present at the meeting) before the vote, (2) by attending the meeting and voting in person, or (3) by any other method available to shareholders by law.

     The close of business on October 14, 1994 has been fixed as the record date for the meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock of the Company outstanding is Common Stock, par value $.10 per share (the "Common Stock"). There were 115,322,619 shares of Common Stock outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each share held.

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the meeting -- four for a three-year term, one for a two-year term and one for a one-year term. The Nominating Committee of the Board of Directors has nominated Eric Krasnoff, David B. Pall, Chesterfield F. Seibert and James D. Watson for three-year terms, Ulric Haynes, Jr. for a two-year term and Derek T.D. Williams for a one-year term. All of the nominees are presently directors of the Company with the exception of Mr. Williams. The Board of Directors recommends that shares represented by the enclosed proxy be voted for the election of Messrs. Haynes, Krasnoff, Pall, Seibert, Watson and Williams. In the event that any of the nominees should become unavailable before the meeting, it is intended that all properly executed and returned proxies will be voted for such substitute candidate as may be nominated by the Nominating Committee.

     Directors will be elected by a plurality of the votes properly cast (in person or by proxy) at the meeting. Thus, shareholders who do not vote, or who withhold their vote from one or more nominees and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the meeting. A broker who is the record owner of shares of Common Stock beneficially owned by a customer will have discretionary authority to vote such shares if the broker has not received voting instructions from the beneficial owner by the tenth day before the meeting provided that this proxy statement has been transmitted to the beneficial owner at least 15 days before the meeting.

     Information with respect to the nominees and each other present director of the Company whose term will continue after the meeting is set forth below. The principal occupation of each director and nominee during at least the past five years is shown in the fourth column and the notes thereto.

                                                                                                    SERVICE
                                              POSITIONS                                               AS        PRESENT
                                             AND OFFICES                                            DIRECTOR     TERM
           NAME                AGE         WITH THE COMPANY            PRINCIPAL OCCUPATION          SINCE      EXPIRES
                                                                   -----------------------------    -------     ------
Abraham Appel..............    79      Director**                  President, Appel Consultants,     1969       1996
                                                                     Inc., consultants on
                                                                     financing and foreign
                                                                     trade, Toronto, Canada
Ulric Haynes, Jr.*.........    63      Director**                  Dean of the School of             July       1994
                                                                     Business, Hofstra               1994
                                                                     University, since August
                                                                     1991; prior thereto, from
                                                                     April 1989, Senior Vice
                                                                     President, Drake Beam
                                                                     Morin, Inc., management
                                                                     consultants, New York,
                                                                     N.Y.(a)
Jeremy Hayward-Surry.......    51      President, Treasurer and    Officer of the Company(b)         1993       1996
                                         Chief Financial
                                         Officer and Director**
Abraham Krasnoff...........    74      Chairman Emeritus and       (c)                               1951       1995
                                         Director
Eric Krasnoff*.............    42      Chairman and Chief          Officer of the Company(d)         April      1994
                                         Executive Officer and                                       1994
                                         Director**
Edwin W. Martin, Jr. ......    63      Director**                  President until September         1993       1996
                                                                     1994, and thereafter
                                                                     President Emeritus, of the
                                                                     National Center for
                                                                     Disability Services,
                                                                     Albertson, N.Y.
David B. Pall*.............    80      Founder Chairman and        (e)                               1946       1994
                                         Director**
Chesterfield F. Seibert*...    69      Director**                  (f)                               1971       1994
Heywood Shelley............    67      Director                    Attorney(g)                       1990       1995
Alan B. Slifka.............    65      Director**                  Managing Partner, Alan B.         1964       1995
                                                                     Slifka & Company/ Halcyon
                                                                     Partnership, financial
                                                                     asset management, New York,
                                                                     N.Y.

                                                                                                    SERVICE
                                              POSITIONS                                               AS        PRESENT
                                             AND OFFICES                                            DIRECTOR     TERM
           NAME                AGE         WITH THE COMPANY            PRINCIPAL OCCUPATION          SINCE      EXPIRES
           ----                ---         ----------------            --------------------         --------    -------
James D. Watson*...........    66             Director**           Director until January 1994,       1988        1994
                                                                     and thereafter President,
                                                                     of the Cold Spring Harbor
                                                                     Laboratory, a biomedical
                                                                     research institution
                                                                     specializing in genetics,
                                                                     Cold Spring Harbor, N.Y.(h)
Derek T.D. Williams*.......    62      Executive Vice President    Officer of the Company(i)           --          --
                                         and Chief Operating
                                         Officer

- ---------------
      * Nominee for election at the meeting.

     ** Mr. Appel is a member of the Audit, Compensation, Nominating and Stock Option Committees of the Board of Directors. Ambassador Haynes is a member of the Compensation Committee. Messrs. E. Krasnoff and Hayward-Surry and Dr. Pall are members of the Executive Committee. Dr. Martin is a member of the Nominating Committee. Mr. Seibert is a member of the Audit, Compensation and Nominating Committees. Mr. Slifka is a member of the Stock Option Committee. Dr. Watson is a member of the Audit and Stock Option Committees.

     (a) Ambassador Haynes, who was the U.S. Ambassador to Algeria in 1977-1981, is also a director of Marine Midland Bank, N.A., Hemmeter Enterprises, Inc. and Harrah's Jazz Co., Inc.

     (b) Mr. Hayward-Surry was elected President on July 11, 1994, continuing as Treasurer and Chief Financial Officer. Mr. Hayward-Surry had been elected Executive Vice President, Treasurer and Chief Financial Officer in November 1992; prior thereto, he had been Senior Vice President and Controller from July 1989.

     (c) Abraham Krasnoff was Chief Executive Officer of the Company until November 1989. Thereafter, he continued as an officer of the Company (Chairman) until July 31, 1992, when he retired as an officer, following which he served as Chairman of the Board until November 1992 and as a consultant to the Company until January 31, 1993. Abraham Krasnoff is the father of Eric Krasnoff (see (d) below).

     (d) Eric Krasnoff was elected Chairman and Chief Executive Officer on July 11, 1994, succeeding Maurice G. Hardy who had died the previous day after a long illness. Prior thereto, Mr. Krasnoff had been President and Chief Operating Officer since October 7, 1993, the date on which the Company announced that Mr. Hardy was ill. Before his election as President, Mr. Krasnoff was an Executive Vice President from November 1991 and a Group Vice President from July 1989.

     (e) Until July 31, 1992, Dr. Pall's principal occupation was as a senior officer of the Company; since that date, his principal occupation has been as senior scientist of the Company under a Consulting Agreement described below.

     (f) Mr. Seibert was retired until February 1994 at which time he became Chief Executive Officer of Marietta Corporation, a manufacturer of amenities for the hotel industry and a packager for cosmetic manufacturers. Mr. Seibert has been a director of Marietta Corporation for many years and became Chairman of the Board in January 1992.

     (g) Mr. Shelley is a member of the firm of Carter, Ledyard & Milburn, New York, N.Y., which firm acts as legal counsel to the Company.

     (h) Dr. Watson is also a director of Diagnostic Products Corporation.

     (i) Mr. Williams, who was elected an Executive Vice President in November 1991, was designated as Chief Operating Officer in July 1994. Prior to becoming an Executive Vice President, Mr. Williams had been a Group Vice President from July 1989.

     HIS FELLOW DIRECTORS NOTE WITH GREAT SORROW THE DEATH OF MAURICE G. HARDY, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, ON JULY 10, 1994. MR. HARDY MADE A SIGNIFICANT CONTRIBUTION TO PALL'S GROWTH AND SUCCESS DURING MORE THAN THIRTY YEARS OF SERVICE.

                            ------------------------

     The Board of Directors of the Company met seven times during fiscal 1994, including three meetings by conference telephone. The Executive Committee of the Board is authorized to act on most Board matters during the intervals between meetings of the full Board. The Executive Committee met 20 times during fiscal 1994.

     The Audit Committee met twice during fiscal 1994. The duties and responsibilities of the Audit Committee include, among other things, review of the Company's financial statements, the consideration of the nature and scope of the work to be performed by the Company's independent auditors, oversight of the results of such work, the receipt from such auditors of their letters to management which evaluate (as part of their annual audit of the Company's financial statements) the internal control systems of the Company, discussion with representatives of management of particular areas of the Company's operations, and meeting with the Company's internal audit managers to review their plans and to discuss internal audit reports.

     The Compensation Committee has the power and duty to fix the compensation of officers of the Company from time to time and to authorize and approve the making of employment contracts between the Company and its officers. The Compensation Committee met once in fiscal 1994 and in addition took certain actions by unanimous written consent.

     The Nominating Committee has the power and duty to develop policy on the size and composition of the Board of Directors and criteria for director nomination, to establish procedures for the nomination process, to identify and recommend candidates for election to the Board, and to evaluate the participation and contribution of incumbent Board members. The Nominating Committee met twice in fiscal 1994.

     The Stock Option Committee administers the Company's Stock Option Plans including the selection of the persons, within the eligible class, to whom options are to be granted. The Stock Option Committee met twice during fiscal 1994 and in addition took certain actions by unanimous written consent.

     During fiscal 1994 each presently incumbent director attended more than 75% of the aggregate number of meetings of the Board and of the Board committee or committees on which he served.

     For serving on the Board of Directors, each director of the Company who is not also an employee of the Company is paid $1,500 a month plus $1,500 for each meeting of the Board and Board committees which he attends (other than meetings by conference telephone); directors who are employees receive no additional compensation.

     During fiscal 1994 the Company paid compensation to Dr. Pall in the amount of $300,500 under a Consulting Agreement which became effective following his retirement as a full-time officer of the Company on July 31, 1992. By the terms of the Consulting Agreement, Dr. Pall agrees to perform consulting services for the Company for not less than 30 hours a week and the Company agrees to pay for such services at the rate of $1,500 a day. This Agreement remains in effect indefinitely until terminated by either party on six months notice. During the term of the Consulting Agreement, Dr. Pall is entitled to receive, at the Company's expense, private office space and furnishings, secretarial services, a Company car and appropriate laboratory space and equipment and, on request, automobile transportation and personal accounting services.

     The Company and its officers and directors are insured under an insurance policy dated August 1, 1994 with Federal Insurance Company with respect primarily to liability arising from the performance by officers and directors of their corporate duties. The policy also includes certain other coverage and the Company pays the premium, which is at present $190,578 per year.

              COMPENSATION AND OTHER BENEFITS OF SENIOR MANAGEMENT

     The following table sets forth information concerning the total compensation during the Company's last three fiscal years of those persons who served as Chief Executive Officer at any time during the fiscal year ended July 30, 1994 and the four other executive officers who had the highest individual aggregates of salary and bonus during fiscal 1994. These six persons are hereinafter referred to collectively as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                                 ------------
                                                   ANNUAL COMPENSATION            SECURITIES
                                           -----------------------------------      UNDER-
            NAME AND              FISCAL                         OTHER ANNUAL       LYING        ALL OTHER
       PRINCIPAL POSITION          YEAR     SALARY     BONUS     COMPENSATION     OPTIONS(#)    COMPENSATION(1)
- --------------------------------  ------   --------   --------   -------------   ------------   ------------
Maurice G. Hardy................   1994    $454,220   $328,446                      160,000       $324,207
  Chairman and                     1993     441,012    382,225      $68,972(2)            0         50,806
  Chief Executive Officer --       1992     400,920    386,327                      106,666         51,245
  died July 10, 1994
Eric Krasnoff...................   1994     289,241    231,855                      160,000         30,282
  Chairman and Chief               1993     249,288    151,243                            0         19,897
  Executive Officer effective      1992     237,380    160,113                       33,332         17,341
  July 11, 1994; prior thereto,
  President and Chief Operating
  Officer
Jeremy Hayward-Surry............   1994     204,568    133,552                      100,000         20,258
  President, Treasurer and         1993     190,008    115,278                            0         19,914
  Chief Financial Officer          1992     158,496    106,906                       33,332         16,442
  effective July 11, 1994; prior
  thereto, Executive Vice
  President, Treasurer and Chief
  Financial Officer
Samuel Wortham..................   1994     189,644     95,907                       35,000         14,344
  Group Vice President             1993     164,008    101,406                            0         11,959
                                   1992     137,176     92,525                       20,000          9,188
Joseph Campolong................   1994     186,784     94,550                       35,000         17,307
  Group Vice President             1993     181,324    110,009                            0         14,090
                                   1992     175,188    118,164                       19,999         12,351
Nicholas Nickolaus..............   1994     178,828     90,523                       30,000         17,860
  Senior Vice President            1993     173,628    105,340                            0         20,194
                                   1992     167,752    113,149                       19,999         16,523

- ---------------
     (1) Includes amounts reportable to the Internal Revenue Service as imputed interest with respect to interest-free loans made by the Company for the payment of the exercise price of options under the Company's Stock Option Plans. See Indebtedness of Officers and Directors under Stock Option Plans below. Such
- ---------------------------------------------------------------
amounts in fiscal 1994 were as follows: Mr. Hardy -- $6,344; Mr.
Krasnoff -- $7,155; Mr. Hayward-Surry -- $5,124; Mr. Wortham -- $1,513; Mr. Campolong -- $4,781; and Mr. Nickolaus -- $5,830. Also includes contributions to the Company's Profit-Sharing Plan and Supplementary Profit-Sharing Plan, which contributions for fiscal 1994 were as follows: Mr. Hardy -- $46,309; Mr. Krasnoff -- $23,127; Mr. Hayward-Surry -- $15,134; Mr. Wortham -- $12,831; Mr.
Campolong -- $12,526; and Mr. Nickolaus -- $12,030. The amount of "All other compensation" for Mr. Hardy in fiscal 1994 also includes the Special Bonus of $271,554 payable to his designated beneficiary by reason of his death during fiscal 1994. See Contracts with Named Executive Officers below.
                 ---------------------------------------
                                                           (footnotes continued)

     (2) Includes (i) $35,726 for the cost of air transportation for Mr. Hardy's wife when accompanying him on certain business trips to the United Kingdom (Mr. Hardy changed his place of residence from the United Kingdom to the United States in 1989 at the Company's request), and (ii) $20,146 for the services of a Company employee who assisted in maintaining a boat owned by Mr. Hardy which was used to some extent for Company business but primarily for Mr. Hardy's personal use.

OPTIONS

     The following tables set forth information concerning grants of stock options to and exercise of stock options by the Named Executive Officers during fiscal 1994, and the number and value of unexercised options held by each of them at July 30, 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                  INDIVIDUAL GRANTS                                      REALIZABLE VALUE AT
               ----------------------------------------------------------------------          ASSUMED
                                      NUMBER      % OF TOTAL                            ANNUAL RATES OF STOCK
                                        OF         OPTIONS                                      PRICE
                                    SECURITIES    GRANTED TO                               APPRECIATION FOR
                                    UNDERLYING   EMPLOYEES IN                                OPTION TERM
                                     OPTIONS        FISCAL      EXERCISE   EXPIRATION   ----------------------
               NAME                 GRANTED(1)       YEAR       PRICE(2)      DATE         5%          10%
               ----                 ----------   ------------   --------   ----------   ---------  -----------
Maurice G. Hardy..................    160,000         5.1%       $18.50         (1)         --           --
Eric Krasnoff.....................    100,000         3.2         18.50      12/17/98   $511,100   $1,129,400
                                       60,000         1.9         15.25       7/11/99    252,780      558,600
Jeremy Hayward-Surry..............     50,000         1.6         18.50      12/17/98    255,550      564,700
                                       50,000         1.6         15.25       7/11/99    210,650      465,500
Samuel Wortham....................     35,000         1.1         18.50      12/17/98    178,885      395,290
Joseph Campolong..................     35,000         1.1         18.50      12/17/98    178,885      395,290
Nicholas Nickolaus................     30,000         0.9         18.50      12/17/98    153,330      338,820
        ble>


- -------------
     (1) The options in this table become exercisable in four cumulative installments on each of the first through fourth anniversary dates of the date of grant, except the option granted to Mr. Nickolaus, which becomes exercisable in two cumulative installments on each of the first and second anniversary dates of the date of grant. Mr. Hardy's option, which similarly was to have vested in two installments, was not exercisable on the date of his death (July 10, 1994) and accordingly terminated in its entirety on that date.

     (2) Fair market value of a share of the Company's Common Stock on the date of grant.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                                                      YEAR-END                AT FISCAL YEAR-END(2)
                             SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
           NAME              ON EXERCISE(#)    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ---------------   -----------   -----------   -------------   -----------   -------------
Maurice G. Hardy...........         --               --         95,783           --            --              --
Eric Krasnoff..............       30,000        $292,500        22,450        170,883          --           $30,000
Jeremy Hayward-Surry.......        7,500          73,125        22,449        110,883          --            25,000
Samuel Wortham.............       15,000         100,313         9,117         45,883          --              --
Joseph Campolong...........       24,154         149,453         9,116         45,883          --              --
Nicholas Nickolaus.........       15,000         146,250         9,116         40,883          --              --

- ---------------
     (1) Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.

     (2) Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the closing price on July 29, 1994, which was $15.75 per share) and the aggregate exercise price for such shares.

CONTRACTS WITH NAMED EXECUTIVE OFFICERS

     The Company has employment contracts with Eric Krasnoff, Jeremy Hayward-Surry and Samuel Wortham. These contracts provide for minimum annual salaries, adjusted annually for changes in the consumer price index. The minimum annual salaries payable for fiscal 1995 are as follows: Mr. Krasnoff -- $410,000; Mr. Hayward-Surry -- $280,000; and Mr. Wortham -- $191,600. These
contracts also provide for incentive bonuses determined by a formula under which a bonus equal in amount to a percentage of base salary becomes payable if the Company's after-tax consolidated net income exceeds a certain percentage (the "Bonus Threshold") of average shareholders' equity (as defined); the bonus increases to reflect increases in net income up to a maximum bonus payable when after-tax consolidated net income equals or exceeds a certain percentage (the "Maximum Bonus Percentage") of average shareholders' equity. For fiscal 1995, the Bonus Threshold is 12.5% of average equity and the Maximum Bonus Percentage is 19% of average equity. For fiscal years after fiscal 1995, the Compensation Committee of the Board of Directors will determine the Bonus Threshold and the Maximum Bonus Percentage, consistent in each case with expected results based upon the Company's normal projection procedures, or based on sound statistical or trend data, and the determination of such percentages by the Committee will be conclusive and binding on the officers. The maximum bonus payable is 100% of base salary for Mr. Krasnoff, 75% of base salary for Mr. Hayward-Surry and 70% of base salary for Mr. Wortham.

     Each of these employment contracts is for a term of employment which will continue until terminated by either party on not less than two years notice except that the effective date of termination cannot be earlier than March 31, 1999 as to Mr. Krasnoff and July 31, 1999 as to Mr. Hayward-Surry. Under each of the three employment contracts described above, in the event of a change of control of the Company, the officer has the right to terminate his employment effective immediately or effective on a date specified in his notice of termination that is not more than one year from the date of giving of such notice. Upon any such termination, the officer would be entitled to his salary and bonus compensation prorated to the effective date of termination.

     The Company had an employment contract with Mr. Hardy. Upon termination of that contract by Mr. Hardy's death, certain amounts became payable to his estate or designated beneficiaries. One of such payments was a "Special Bonus" in the amount of the difference between $600,000 and the regular incentive bonus compensation payable to Mr. Hardy under the contract with respect to the final year of the "Term of Employment" under the contract; the amount of this Special Bonus was $271,554. The other post-termination payment under the employment contract is an "Annual Contract Pension" which became payable for the period beginning August 1, 1994 and ending May 23, 2005 (the 75th anniversary of Mr. Hardy's birth). Pursuant to the contract, the amount of this Annual Contract Pension is the difference between 60% of Mr. Hardy's "Final Pay" (as defined) and the amount payable under the Pall Corporation Pension Plan.

During the 12 months ending July 31, 1995, the amount payable monthly to Mr. Hardy's estate as the Annual Contract Pension will be $46,349. Thereafter, the amount payable monthly will be $42,494, plus or minus an annual adjustment for changes in the consumer price index.

     Messrs. Nickolaus and Campolong retired on July 31, 1994 and September 30, 1994, respectively, and consulting agreements between the Company and each of them went into effect upon their retirement. The agreement with Mr. Nickolaus is for a one-year term ending July 31, 1995 and provides for up to 120 days of consulting services at $1,200 a day up to a maximum amount of $143,000. The agreement with Mr. Campolong is for a term ending June 30, 1995 and provides for up to 50 days of consulting services and for aggregate compensation of $105,500 for the nine-month term, irrespective of the number of days of consulting services in fact rendered.

PENSION PLANS

     The Pall Corporation Pension Plan (the "Pension Plan") is a qualified defined benefit plan under the Internal Revenue Code (the "Code"). Benefits under the Pension Plan are determined pursuant to the Plan's benefit formula under which, in general, for each fiscal year of credited service, a participant accrues a benefit equal to 1% of the participant's covered compensation for that fiscal year, plus .5% of the excess of the participant's covered compensation for that fiscal year over the Social Security Wage Base for that year ($57,600 in fiscal 1994). Covered compensation under the Pension Plan is total compensation, including bonuses and overtime but excluding stock options and contributions to all benefit programs. For fiscal 1994, the maximum amount of any participant's covered compensation which could be taken into account under the Pension Plan for the purpose of computing that participant's benefits was limited by the Code to $235,840.

     Under the Company's Supplementary Pension Plan (which is not a qualified plan under the Code), additional pension benefits are provided to certain persons, including the six Named Executive Officers. The Supplementary Pension Plan provides lifetime pension payments which, when added to primary Social Security benefits and payments from the Pension Plan and the Pall (U.K.) Pension Fund, will on an annual basis equal 50% of a participant's "Final Average Compensation", which is defined as the average of the three highest of a participant's last five years of compensation (in the case of Mr. Hardy, the two highest of the last ten years of compensation). If a participant vested under the Supplementary Pension Plan dies before retirement, his surviving spouse receives a lifetime pension equal to 50% of the straight-life-annuity pension which the participant would have been entitled to receive upon retirement. Currently, Final Average Compensation (based on fiscal years through fiscal
1994) for the three Named Executive Officers remaining in office is as follows:
Mr. Krasnoff -- $439,707; Mr. Hayward-Surry -- $302,936; and Mr.
Wortham -- $260,222. Effective August 1, 1994, Mr. Hardy's widow commenced receiving survivor's benefits under the Pension Plan and the Supplementary Pension Plan in the aggregate amount of approximately $19,000 per month, and Mr. Nickolaus commenced receiving retirement benefits under the two Plans in the aggregate amount of approximately $10,000 per month. Effective December 1, 1995, upon his attaining 60 years of age, Mr. Campolong will commence receiving retirement benefits under the two Plans in the aggregate amount of approximately $9,900 per month.

BENEFITS PROTECTION TRUST

     The Company has established a Benefits Protection Trust to which it makes voluntary contributions to fund the Company's obligations under the Supplementary Pension Plan and the Supplementary Profit-Sharing Plan (see Committee Report on Executive Compensation) and the Company's obligations to pay
- ------------------------------------------
the "Annual Contract Pensions" provided for under the employment agreements formerly in effect with Mr. Hardy, Dr. Pall and Abraham Krasnoff. In the event of a "change in control" of the Company (as defined in the trust agreement), the trust fund must thereafter be used to satisfy the abovementioned obligations.

INDEBTEDNESS OF OFFICERS AND DIRECTORS UNDER STOCK OPTION PLANS

     As permitted by the Company's Stock Option Plans, optionees may elect to pay the purchase price of the Common Stock purchased upon their exercise of options granted under those Plans in installments and thereby become indebted to the Company. The following table sets forth certain information with respect to all executive officers and directors who were indebted to the Company under the Stock Option Plans in an amount in excess of $60,000 at any time from August 1, 1993, the start of the Company's most recently completed fiscal year, to August 31, 1994. The second column of the table shows the largest principal amount of indebtedness outstanding during that period by each of such officers and directors, and the last column shows the principal amount outstanding as of August 31, 1994. All of the indebtedness shown in the table is non-interest-bearing and payable on demand.

                                                                           AMOUNT OF
                                                                       STOCK OPTION LOAN
                                                                     ----------------------
                                 NAME                                 LARGEST      8/31/94
    ---------------------------------------------------------------  ---------    ---------
    Joseph Campolong...............................................  $ 255,101    $ 255,101
    Peter Cope.....................................................     60,750       60,750
    Robert Festa...................................................    138,047      138,047
    Maurice G. Hardy...............................................    152,500      152,500
    Jeremy Hayward-Surry...........................................    191,953      191,953
    Eric Krasnoff..................................................    298,125      298,125
    Nicholas Nickolaus.............................................    289,219      149,063
    Nicholas Renzi.................................................    273,281      273,281
    Peter Schwartzman..............................................     83,160       83,160
    Robert Simkins.................................................    121,845      121,845
    Donald Stevens.................................................     81,708       81,708
    Derek T.D. Williams............................................    129,609      129,609
    Stanley Wernick................................................    376,000      278,783
    Samuel Wortham.................................................    126,094      126,094

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers consists of four parts:

          1. base salary;

          2. annual incentive bonuses;

          3. stock options; and

          4. supplementary profit-sharing and pension plans.

     The program is based on the Company's overall philosophy of providing a balanced, competitive total compensation package. It is believed that such a program enables the Company to attract and retain highly qualified professionals and to reward sustained corporate performance, with the attendant benefit to shareholders.

Base Salary

     The Company maintains a conservative policy on base salaries. Overall, base salaries are targeted at the median, or 50th percentile, of those paid by comparable technology companies and durable goods manufacturing companies of similar size (hereinafter referred to as the "market" or "marketplace").

     In the spring of 1993, the Company retained the services of The Wyatt Company, an independent executive compensation consultant ("Wyatt"), to evaluate the salaries of the Company's worldwide executive and administrative personnel, including 14 executive officers (ten U.S.-based and four overseas officers). The Company and Wyatt agreed to utilize published compensation survey data in assessing compensation competitiveness relative to the marketplace. Wyatt determined the marketplace by extracting data cuts from four broad-based surveys conducted by Wyatt and three other executive compensation consulting firms. These surveys provide data specific to companies in high technology industries such as the aerospace (including military), electronic communications and biomedical fields, as well as information on a broader group of durable goods manufacturers. Regression analysis was used to arrive at compensation levels for different executive positions in a company with annual revenues comparable to the Company's revenues. The Wyatt report, based on data as of June 1993, indicated that the Company was paying base salaries that were overall approximately 4% above the marketplace median for domestic positions and approximately 6% above the marketplace median for overseas positions.

     Employment contracts with executive officers call for a minimum annual increase in base salary equal to the percentage increase in the consumer price index. Subject to this minimum mandatory increase, the Compensation Committee adjusted base salaries for fiscal 1994, as it does each year, to reflect individual performance for the past year, internal relationships and marketplace practices as shown by the Wyatt report.

     Maurice G. Hardy, the Chairman and Chief Executive Officer of the Company, died on July 10, 1994, after a long illness. By the terms of an Employment Agreement with the Company, Mr. Hardy (or his designated beneficiary in the event of his death) was entitled to receive a payment from the Company (denominated a "Special Bonus") with respect to the last fiscal year of his employment by the Company. By reason of Mr. Hardy's death, this Special Bonus became payable with respect to fiscal 1994. The amount of this Special Bonus (which by the terms of the Employment Agreement depended on the amount of Mr. Hardy's incentive bonus for the fiscal year) was $271,554. See Contracts with
Named Executive Officers above.                                --------------
- ------------------------

     On July 11, 1994, the Company's Board of Directors promoted Eric Krasnoff from President and Chief Operating Officer to Chairman and Chief Executive Officer, and promoted Jeremy Hayward-Surry from Executive Vice President and Treasurer to President and Treasurer. On the same day, the Compensation Committee met to consider adjustments to the fiscal 1994 compensation of Messrs. Krasnoff and Hayward-Surry in recognition of the additional executive responsibilities which they had assumed during the previous six or seven months by reason of Mr. Hardy's illness. In the light of their increased duties and services, the Committee granted Messrs. Krasnoff and Hayward-Surry special bonuses of $75,000 and $30,000, respectively, for fiscal 1994.

Annual Incentive Bonuses

     The principal method by which current cash compensation of executive officers is tied to the Company's current financial performance is the Incentive Bonus Plan. Bonus awards under the Incentive Bonus Plan are determined by the Compensation Committee in consultation with senior management, based on the Company's performance. The principal measure of performance is after-tax consolidated net income as a percentage of average shareholders' equity, i.e., return on equity or "R.O.E.". For the purpose of the Incentive Bonus Plan, R.O.E. for fiscal 1994 was determined by utilizing the fixed amount of $3,744,000 as the equity adjustment from foreign currency translation.

     The Incentive Bonus Plan is sensitive to performance in that no awards are earned if R.O.E. is below a specified percentage. Under the bonus formula in effect for fiscal 1994, no bonus would be payable unless R.O.E. for fiscal 1994 exceeded 12.5% (the "Bonus Threshold") and the maximum bonus would be payable if R.O.E. equalled or exceeded 19% (the "Maximum Bonus Percentage"). If R.O.E. were more than 12.5% but less than 19%, the bonus would increase pro rata from zero at R.O.E. of 12.5% to the maximum bonus (100% of base salary for Mr. Hardy and 70% of base salary for most other U.S.-based executive officers) at R.O.E. of 19%. If R.O.E. were 15.75% -- the mid-point between the Bonus Threshold and the Maximum Bonus Percentage -- a "target" bonus of 50% of base salary for the chief executive officer and 35% of base salary for most other U.S.-based executive officers would be payable. The employment arrangements for fiscal 1994 with the Company's four executive officers based outside the U.S. provided for "target" bonuses equal to 12.5% of base salary and maximum bonuses equal to 25% of base salary.

     Each year, the Bonus Threshold and the Maximum Bonus Percentage are reviewed and set for the Incentive Bonus Plan by the Compensation Committee. These levels have always been aggressively set and require above-average performance before any award payments are earned. For example, median R.O.E. available for companies in the survey sources used by Wyatt ranged from 11% to 12%, the higher of which percentages is below the 12.5% minimum R.O.E. required for any payment under the Company's Incentive Bonus Plan. Additionally, among companies comprising the Fortune 500 Index issued in April 1994, median return on equity as computed by Fortune was 9.4%, and the 75th percentile return on
                         -------
equity was 15.8%. The Company was ranked 149th out of the 500 on the basis of R.O.E., which represents better than 70th percentile performance.

     In the judgment of the Compensation Committee, the minimum and maximum levels of R.O.E. which the Committee fixed for fiscal 1994 represented aggressive goals. Additionally, the Committee was satisfied that bonus awards resulting from achievement of these goals would be in line with marketplace practices and would be fair to both the Company's executive officers and its shareholders.

     The Incentive Bonus Plan formula is structured so that the target bonus award in any given year would result in total cash compensation (base salary plus annual bonus) which approximates the marketplace median. In recent years, due to the Company's strong financial performance, actual awards made under the bonus formula have been above target bonus levels. Awards for fiscal 1994, which resulted from R.O.E. of 17.2%, equalled approximately 145% of the target bonus awards, i.e., 72% of base salary for Mr. Hardy, as chief executive officer, and 51% of base salary for most other U.S.-based executive officers.

Stock Options

     The Company's stock option grant program, under plans approved by shareholders, is administered by the Stock Option Committee of the Board of Directors, which is separate from the Compensation Committee. For fiscal 1994, one director (Abraham Appel) served on both Committees, Abraham Krasnoff and Chesterfield Seibert were the other members of the Compensation Committee, and Alan Slifka and Dr. James Watson were the other members of the Stock Option Committee. This report is issued over the names of these five directors who served on one or both of these Committees but the involvement of each director in this report is limited to the portions thereof relating to the Committee or Committees on which such director served.

     The Stock Option Plans, although not exclusively for the benefit of executive officers (about 500 employees of the Company are eligible to participate), are intended to complement the Incentive Bonus Plan. It is believed that stock option grants provide executive officers with opportunities for capital accumulation, promote long-term executive retention and, by fostering in executive officers a proprietary perspective in the Company, align their interests with those of the Company's shareholders.

     The Stock Option Committee may, in its discretion, grant options to purchase shares of Common Stock of the Company to any officer or other employee who, in the judgment of the Committee, is in a position to contribute significantly to the Company's success. The Stock Option Committee does not utilize a precise formula in determining the size of option grants to executive officers. The Committee, guided by recommendations by the chief executive officer, fixes grant levels which it deems appropriate for each level of executive officers (e.g., group vice president, executive vice president, etc.). Grants are made at an option price of 100% of the fair market value of the Common Stock on the date of grant.

     Stock option grants are not made automatically each year. Historically, option grants have been made at intervals of not less than two years and sometimes at intervals of as long as five years. Option grants were made to all executive officers (as well as lower level officers and other employees) in April 1992 (fiscal 1992). No grants were made to executive officers in fiscal 1993 with the exception of three grants of 10,000 shares each to reflect promotions and increased duties of three executive officers (none of whom is among the six Named Executive Officers).

     In accordance with its historical practice, the Stock Option Committee would not normally have made across-the-board option grants in calendar 1993. However, in mid-1993 the Financial Accounting Standards Board (the FASB) issued an exposure draft under which, if adopted, the Company would have been required to make a charge to income (initially in a footnote to the financial statements) with respect to option grants made after December 31, 1993. In light of this proposal, the Company accelerated its next round of option grants to December 1993. These grants to executive officers in December 1993 (fiscal 1994) were in the following respective amounts: 160,000 shares to Mr. Hardy, as Chairman and Chief Executive Officer; 100,000 shares to Eric Krasnoff, as President and Chief Operating Officer; 50,000 shares to each of two Executive Vice Presidents; 35,000 shares to each of six Group Vice Presidents; 30,000 shares to each of three Senior Vice Presidents and 15,000 shares to the Secretary.

     The following additional fiscal 1994 grants were made on July 11, 1994, to reflect promotions and increased duties resulting from Mr. Hardy's death: 60,000 shares to Eric Krasnoff, as Chairman and Chief Executive Officer (the 160,000-share option granted to Mr. Hardy in December 1993 having terminated upon his death); 50,000 shares to the President and Treasurer; 30,000 shares to the Executive Vice President and

Chief Operating Officer; and 15,000 shares to each of two new Senior Vice Presidents. On July 19, 1994, an option to purchase 15,000 shares was granted to an executive officer promoted to Executive Vice President.

     In view of the Company's policy of not granting options to executive officers each year, the significance of option grants is better understood by taking an average over a period of years. During the five-year period from the beginning of fiscal 1990 to the end of fiscal 1994, the average per annum option grants to all executive officers as a group were for 289,464 shares, representing about one-quarter of one percent (0.25%) of the shares of Common Stock outstanding at the end of fiscal 1994.

Supplementary Profit-Sharing and Pension Plans

     The Company, in addition to providing tax-qualified profit-sharing and pension plans for its U.S. employees including executive officers, also maintains non-qualified supplementary plans covering executive officers. The Supplementary Profit-Sharing Plan provides an annual benefit with respect to annual cash compensation in excess of the maximum compensation that, under the Internal Revenue Code, can be taken into account for the qualified Profit-Sharing Plan. An executive officer's annual benefit under the Supplementary Profit-Sharing Plan is the product of (1) such excess annual earnings and (2) the ratio, for the year, of the Company's aggregate contributions under the qualified Profit-Sharing Plan to the aggregate compensation (as limited by the Code) of all qualified Profit-Sharing Plan participants. Also, the Supplementary Profit-Sharing Plan credits each participant with earnings on his or her account balance based on the amount of the earnings that would have been generated had his or her account balance been invested in the Fidelity Asset Manager fund. The purpose of the Supplementary Profit-Sharing Plan is to provide to executive officers affected by the limitations under the qualified Profit-Sharing Plan a capital accumulation, on a percentage of compensation basis, equal to that provided to other employees of the Company. The Company's annual contributions to the Profit-Sharing Plan and the Supplementary Profit-Sharing Plan for the benefit of the Named Executive Officers are included in the column "All other compensation" in the Summary Compensation Table above.

     The Supplementary Pension Plan provides lifetime pension payments which, when added to the primary Social Security benefit and payments from the Pall Corporation Pension Plan (the qualified plan) and the Pall (U.K.) Pension Fund, will on an annual basis equal 50% of the executive's "Final Average Compensation," as defined under the Supplementary Plan (see Pension Plans
                                                            --------------
above). The purpose of this non-qualified plan is to assure the executive of a specified level of retirement benefit over and above what would be payable under the qualified plan.

Discussion of Fiscal 1994 Compensation of the Chief Executive Officers

     Maurice G. Hardy was Chairman and Chief Executive Officer of the Company until his death on July 10, 1994. Mr. Hardy's base salary and incentive bonus were payable for the full fiscal year because he died during the last month of the fiscal year and his Employment Agreement provided for payment of compensation calculated to the end of the month in which his employment terminated. Mr. Hardy's base salary for fiscal 1994 was $454,220, which approximated the June 1993 market median rate for chief executive officers as determined by Wyatt. Mr. Hardy's incentive bonus for fiscal 1994 (which became payable to his designated beneficiary upon his death) was $328,446, which resulted from above-market-average performance for the fiscal year. The fiscal 1994 bonus equalled approximately 72% of Mr. Hardy's base salary, and resulted from R.O.E. (net income as a percentage of average shareholders' equity) of 17.2%. Following Mr. Hardy's death, his designated beneficiary also received payment of a Special Bonus of $271,554 payable pursuant to Mr. Hardy's Employment Agreement as described above in this Report under the caption Base Salary. In fiscal 1994, the Company granted Mr. Hardy options to purchase 160,000 shares of Common Stock; these options terminated upon his death.

     Eric Krasnoff, who became Chairman and Chief Executive Officer of the Company on July 11, 1994, was paid base compensation for fiscal 1994 of $364,241, which includes (i) the $75,000 special bonus described above in this Report under the caption Base Salary and (ii) $32,474 of additional compensation
                         -----------
paid to him as a result of a salary increase in October 1993 when he was promoted to the position of President and Chief Operating Officer. Mr. Krasnoff's base salary had been adjusted in October 1993 to $296,000 per annum, which was equal to the market median rate for chief operating officers as then determined by Wyatt.

Mr. Krasnoff's incentive bonus for fiscal 1994 was $156,855, or 54% of his base salary. (The $75,000 special bonus referred to above was not deemed part of Mr. Krasnoff's base salary for the purpose of determining the amount of his incentive bonus.) In fiscal 1994, the Company granted Mr. Krasnoff options to purchase 160,000 shares of Common Stock, including the special grant of 60,000 shares upon his promotion to chief executive officer in July 1994 (Mr. Hardy's December 1993 options to purchase 160,000 shares having terminated upon his death).

     The factors and criteria upon which the chief executive officers' compensation was based, including the relationship of the Company's performance to their compensation for fiscal 1994, are set forth in the preceding sections of this Committee Report and are applicable to the total compensation package of the chief executive officers as well as other executive officers.

Policy Regarding $1,000,000 Limit on Deductible Compensation

     The Omnibus Budget Reconciliation Act of 1993 limits the deductibility for federal income tax purposes of executive compensation paid by public companies to their senior officers. Under Section 162(m) of the Internal Revenue Code as amended by the 1993 law, subject to certain transition rules the Company would not be able to deduct compensation of a Named Executive Officer (generally the chief executive officer and the four other highest paid executive officers) in excess of $1,000,000 for any fiscal year except to the extent that the compensation in excess of that amount meets the statutory definition of "performance-based compensation". Nondeductibility would result in additional tax cost to the Company.

     In light of the 1993 tax legislation, the Company tailored its 1993 Stock Option Plan, approved by shareholders at last year's annual meeting, so that gains on options granted thereunder would meet the statutory definition of "performance-based compensation". Accordingly, such gains would not be included in compensation subject to the $1,000,000 limit on deductibility.

     The Company has not deemed it necessary to take any other steps in response to the 1993 tax law provision because under the Company's normal compensation policies and practices, it is unlikely that any Named Executive Officer's compensation will exceed the $1,000,000 deductibility limitation in fiscal 1995. For example, even if the Chief Executive Officer were to achieve his maximum incentive bonus of 100% of base salary in fiscal 1995 (which would require a return on equity of not less than 19%), his total compensation (excluding any gains on stock options) would nonetheless be less than $1,000,000.

Summary

     The Compensation Committee believes that the total compensation for fiscal 1994 to Mr. Hardy, Mr. Krasnoff and the other executive officers of the Company was fair both to them and to the Company and its shareholders. The Committee bases this conclusion on the following factors:

          1. target compensation levels approximate the marketplace median and rise above that level only when Company performance warrants, and therefore fixed compensation costs have been relatively low;

          2. the use of stock options has been judicious;

          3. the compensation program, while conservative, has enabled the Company to retain and attract top executive talent; and

          4. financial performance and shareholder returns have been good, therefore justifying total cash compensation (base salary plus incentive bonus) above market median levels.

                                   Respectfully submitted,

                                   Abraham Appel
                                   Abraham Krasnoff
                                   Chesterfield F. Seibert
                                   Alan B. Slifka
                                   James D. Watson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The directors of the Company who served as members of the Board's Compensation Committee and Stock Option Committee with respect to fiscal 1994 compensation are named above. Mr. Seibert, a member of the Compensation Committee, is a former officer of the Company, having retired as an executive vice president in 1980. Abraham Krasnoff, a member of the Compensation Committee, is a former chief executive officer of the Company and is Eric Krasnoff's father; Abraham Krasnoff retired as an officer in 1992.

PERFORMANCE GRAPH

     The following graph compares the annual change in the cumulative total return on the Company's Common Stock during the Company's last five fiscal years with the annual change in the cumulative total return of the Standard and Poor's Composite-500 Index and the Standard & Poor's Manufacturing-Diversified Industries Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

      MEASUREMENT PERIOD             PALL                             S&P MANU-
    (FISCAL YEAR COVERED)         CORPORATION          S&P 500        FACTURING
1989                                100.00              100.00          100.00
1990                                101.29              106.50          109.34
1991                                174.11              120.09          115.49
1992                                195.94              135.45          120.56
1993                                161.70              147.27          136.82
1994                                155.11              154.26          159.16

* Assumes that the value of the investment in the Company's Common Stock and the two S&P indices was $100 on July 29, 1989 (the last day of the Company's 1989 fiscal year), and that all dividends were reinvested.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The Common Stock is the only class of equity securities of the Company outstanding. The following table sets forth information as of the close of business on the record date for the meeting with respect to beneficial ownership of Common Stock by (a) the only shareholder who, to the Company's knowledge, is the beneficial owner of more than 5% of the outstanding Common Stock; (b) each current director of the Company and nominee for election at the meeting; (c) each Named Executive Officer (other than Mr. Hardy) included in the Summary Compensation Table above, and (d) all current directors and executive officers of the Company as a group. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly by the individual or group named in the first column and such individual or group has sole voting and dispositive power with respect to the shares shown. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of shares not owned directly by the named officer or director does not constitute an admission by him that such shares are beneficially owned by him for any other purpose.

                                                            SHARES OF COMMON
                                                           STOCK BENEFICIALLY       PERCENT
                  NAME OF BENEFICIAL OWNER                       OWNED*             OF CLASS
    -----------------------------------------------------  ------------------       --------
    FMR Corp. and affiliates.............................       9,066,901(a)           7.9%
    Abraham Appel........................................       5,634,001(b)           4.9
    Joseph Campolong.....................................         172,995(c)           0.1
    Ulric Haynes, Jr. ...................................               0               --
    Jeremy Hayward-Surry.................................          43,165(d)            --
    Abraham Krasnoff.....................................         280,433(d)(e)        0.2
    Eric Krasnoff........................................          90,122(f)           0.1
    Edwin W. Martin, Jr. ................................           5,300               --
    Nicholas Nickolaus...................................         106,557(g)           0.1
    David B. Pall........................................         714,647(h)           0.6
    Henry Petronis.......................................         440,215              0.4
    Chesterfield F. Seibert..............................          87,772              0.1
    Heywood Shelley......................................          21,500(d)            --
    Alan B. Slifka.......................................          29,996               --
    James D. Watson......................................          23,600(i)            --
    Derek T.D. Williams..................................          56,574               --
    Samuel Wortham.......................................          24,385               --
    23 Current Directors and Executive Officers of the
      Company as a Group.................................       7,979,777(j)           6.9

- ---------------

     * Includes shares covered by stock options exercisable within 60 days of the record date as follows: Mr. Campolong -- 9,117 shares; Mr.
Hayward-Surry -- 22,449 shares; Mr. A. Krasnoff -- 33,333 shares; Mr. E. Krasnoff -- 22,450 shares; Dr. Martin -- 5,000 shares; Mr. Nickolaus -- 9,117 shares; Dr. Pall -- 22,450 shares; Mr. Petronis -- 20,000 shares; Mr.
Seibert -- 20,000 shares; Mr. Shelley -- 20,000 shares; Dr. Watson -- 23,000 shares; Mr. Williams -- 16,666 shares; Mr. Wortham -- 9,117 shares; and the 23 current directors and executive officers of the Company as a group -- 373,131 shares (including 95,783 shares underlying options held by the Estate of Maurice
G. Hardy -- see note (d) below).

     (a) The information as to the beneficial ownership of Common Stock by FMR Corp., certain of its wholly-owned subsidiaries and affiliated investment companies and its Chairman Edward C. Johnson 3d, was obtained from its Compliance Department, which advised that (i) FMR Corp. (through its wholly-owned subsidiary Fidelity Management & Research Company) and certain investment companies for which Fidelity Management & Research Company acts as investment advisor ("Fidelity Funds") together have sole dispositive power, but no voting power, with respect to an aggregate of 9,008,494 shares of Common Stock held by a number of Fidelity Funds, no one of which holds more than 5% of the outstanding shares of

Common Stock, and (ii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., has sole voting and dispositive power with respect to 58,407 shares of Common Stock held in institutional investment accounts at Fidelity Management Trust Company.

     (b) These shares are held of record by Canmont Investment Corp. which is wholly-owned by Mr. Appel and members of his immediate family and as to which Mr. Appel has sole voting and dispositive power.

     (c) Includes 24,154 shares owned by Mr. Campolong's wife and as to which Mr. Campolong disclaims voting or dispositive power.

     (d) Does not include 270,583 shares beneficially owned by the Estate of Maurice G. Hardy (including 95,783 shares issuable upon exercise of stock options). Messrs. Hayward-Surry, A. Krasnoff and Shelley are the executors of Mr. Hardy's will and in that capacity they have sole voting and dispositive power with respect to the shares owned by the Estate.

     (e) Includes 247,100 shares owned by Mr. Krasnoff's wife and as to which Mr. Krasnoff disclaims voting or dispositive power.

     (f) Includes 7,970 shares owned by Mr. Krasnoff's wife and 19,779 shares owned by two trusts established for the benefit of his children and as to which Mr. Krasnoff disclaims voting or dispositive power.

     (g) Includes 26,554 shares owned by Mr. Nickolaus' wife and as to which Mr. Nickolaus disclaims voting or dispositive power.

     (h) Includes 27,769 shares owned by Dr. Pall's wife and as to which Dr. Pall disclaims voting or dispositive power.

     (i) Includes 300 shares owned by Dr. Watson's son and as to which Dr. Watson disclaims voting or dispositive power.

     (j) Includes the 270,583 shares beneficially owned by the Estate of Maurice
G. Hardy (see note (d) above) and 357,339 shares owned by spouses and other close relatives and as to which the directors and executive officers in the group disclaim beneficial ownership.

                            ------------------------

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules thereunder of the Securities and Exchange Commission (the "Commission") require the Company's directors and certain of its officers to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and officers during the fiscal year ended July 30, 1994 were filed on time except as follows: (1) John Miller, a Senior Vice President of the Company, did not timely file one report for a disposition of Common Stock by gift; (2) Heywood Shelley, a director of the Company, did not timely file one report for a sale of Common Stock made by his wife in response to a tender offer made by the Company to holders of less than 100 shares; (3) Gerhard Weich, a Group Vice President of the Company, did not timely file one report for two sales of Common Stock; and (4) Henry Petronis, a director of the Company whose term will expire at the meeting, did not timely file one report for two dispositions of Common Stock by gift and the constructive disposition, by reason of the death of his wife, of his pecuniary interest in the shares of Common Stock which she owned. All of the foregoing transactions in Common Stock, although not reported timely, have been duly reported. In his report Mr. Petronis also disclosed his recent discovery that he owns 1,132 more shares of Common Stock than, through clerical error, had been previously reported.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP ("Peat Marwick") acted as the Company's independent auditors for the fiscal year ended July 30, 1994 and has been selected to act in that capacity in fiscal 1995. It is anticipated that representatives of Peat Marwick will be present at the meeting to respond to appropriate questions and will have an opportunity, if they desire, to make a statement.

                                 ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended July 30, 1994 is being furnished concurrently with this proxy statement to shareholders of record at the record date for the meeting. Additional copies of the Annual Report may be obtained upon request to the Corporate Secretary of the Company at the address shown on the first page of this proxy statement.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 1995 annual meeting of shareholders, any shareholder proposal must be received by the Company prior to June 19, 1995.

October 17, 1994

P
R
O
X
Y

                               PALL CORPORATION


              ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 17, 1994


The undersigned hereby appoints DAVID B. PALL, ERIC KRASNOFF and JEREMY HAYWARD-SURRY, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the Common Stock of Pall Corporation (the "Company") which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the annual meeting of shareholders of the Company to be held on Thursday, November 17, 1994, at 2:30 P.M., and at any adjournment thereof, on the matters indicated on the reverse side hereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE HEREOF (OR FOR A SUBSTITUTE NOMINEE IF ANY OF THOSE NAMED SHOULD BECOME UNAVAILABLE). ON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED ABOVE AS PROXIES.


                               (Continued, and to be signed, on the other side)

1.    Election of Directors:

              ULRIC HAYNES, JR., ERIC KRASNOFF, DAVID B. PALL,
                 CHESTERFIELD F. SEIBERT, JAMES D. WATSON AND
                             DEREK T.D. WILLIAMS


           /  / FOR ALL    /  / WITHHOLD ALL    /  / FOR ALL EXCEPT

If you wish to withhold authority for any particular nominee(s), mark the "For All Except" box and print the name(s) of such nominee(s) below.

_______________________________________________________________________________

2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

        SIGNATURE(S):__________________________________________________________

                     __________________________________________________________

        DATE:____________________________________________________________, 1994

        The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said meeting or any adjournment thereof.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian or corporate officer, please give full title as such.